SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                           ---------------------------

                         POST-EFFECTIVE AMENDMENT NO. 2
                                       TO
                                    FORM S-8
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                           ---------------------------


                             Power Exploration, Inc.
                             -----------------------
             (Exact name of registrant as specified in its charter)


         Nevada                                         84-0811647
         --------                                       ----------
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
incorporation or organization)


                   5416 Birchman Avenue, Fort Worth, TX 76107
                   ------------------------------------------
                    (Address of principal executive offices)


               1999 Stock Benefit Plan of Power Exploration, Inc.
               --------------------------------------------------
                            (Full Title of the Plan)


        Mr. Joe Bill Bennett, 5416 Birchman Avenue, Fort Worth, TX 76107
        ----------------------------------------------------------------
            (Name, address, including zip code, of agent for service)


                                 (817) 377-4686
                                 --------------
          (Telephone number, including area code, of agent for service)


                                          CALCULATION OF REGISTRATION FEE


Title of Securities      Amount to be            Proposed                Proposed                 Amount of
to be Registered         Registered              Maximum Offering        Maximum                  Registration Fee
                                                 Price Per Share         Aggregate Offering
                                                                         Price

Common Stock, Par        120,000 shares          $5.00                   $600,000                 $158.40
Value $0.02

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(h) and 457(c) under the Securities Act of 1933, as amended and based upon an average of the high and low prices reported on the Nasdaq Over the Counter Bulletin Board on June 2, 2000.

 (2) The registration fee of $158.40 has previously been paid.

EXPLANATORY NOTE

This Reoffer Prospectus is being filed by Power Exploration, Inc., a Nevada Corporation (the "Company") in conjunction with the Company's previous filing of a Registration Statement on Form S-8 under the Securities Act of 1933, as amended (the "1933 Act"), registering 4,000,000 shares of the Company's common stock, par value $0.02, to be issued to certain selling shareholders pursuant to the Company's 1999 Stock Benefit Plan (the "Plan"). Under cover of this
Post-Effective Amendment No. 2 to Form S-8 is a Reoffer Prospectus that the Company has prepared in accordance with Part I of Form S-3 under the 1933 Act, as per General Instruction C(1)(a) of Form S-8. The Reoffer Prospectus may be utilized for reofferings and resales of up to 120,000 shares of common stock acquired by the selling shareholders.

                              Reoffering Prospectus
                             Power Exploration, Inc.

                              5416 Birchman Avenue
                             Fort Worth, Texas 76107

                                 (817) 377-4686

                           120,000 SHARES COMMON STOCK

                                  May 23, 2000

The shares of common stock, $.02 par value, of Power Exploration, Inc. ("the "Company") offered hereby (the "Shares") will be sold from time to time by the individuals listed under the Selling Shareholders section of this document (the "Selling Shareholders"). The Selling Shareholders acquired the Shares pursuant to the Company's 1999 Stock Benefit Plan (the "Plan") for employment or consulting services that the Selling Shareholders provided to the Company.

 The sales may occur in transactions on the Nasdaq over-the-counter market at prevailing market prices, in block transactions with market makers, or in negotiated transactions. The Company will not receive proceeds from any of the sale of the Shares. The Company is paying for the expenses incurred in registering the Shares.

The Shares are "restricted securities" under the Securities Act of 1933 (the "1933 Act") before their sale under the Reoffer Prospectus. The Reoffer Prospectus has been prepared for the purpose of registering the Shares under the 1933 Act to allow for future sales by the Selling Shareholders to the public through compliance with Rule 144(e). To the knowledge of the Company, the Selling Shareholders have no arrangement at this time with any brokerage firm for the sale of the Shares. However, the shareholders may at some future time arrange for block transactions with a Broker-Dealer. The Selling Shareholders may be deemed to be an "underwriter" within the meaning of the 1933 Act. Any commissions received by a broker or dealer in connection with resales of the Shares may be deemed to be underwriting commissions or discounts under the 1933 Act.

The Company's common stock is currently traded on the Nasdaq Over-the-Counter Bulletin Board under the symbol "PWRX."

This investment involves a high degree of risk. Please see "Risk Factors" beginning on page 5. Certain statements contained in this Prospectus, including, without limitation, statements containing the words "believes," "anticipates," "estimates," "expects," and words of similar import, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to our future plans, objectives, expectations and intentions. In evaluating these statements, you should consider the various factors identified in "Risk Factors" section contained herein, which identify important considerations that could cause actual results to differ materially from those contained in the forward-looking statements. Such forward-looking statements speak only as of the date the statement is made, and the forward-looking information and statements should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED WHETHER THIS REOFFER PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                TABLE OF CONTENTS

Available Information .........................................................4
Incorporation of Certain Information by Reference .............................4
Risk Factors ..................................................................5
Use of Proceeds ...............................................................8
Selling Security Holders ......................................................8
Plan of Distribution ..........................................................9
Signatures ...................................................................10


The date of this Prospectus is May 23, 2000. You should only rely on the information incorporated by reference or provided in this Reoffer Prospectus or any supplement. We have not authorized anyone else to provide you with different information. The common stock is not being offered in any state where the offer is not permitted. You should not assume that the information in this Reoffer Prospectus or any supplement is accurate as of any date other than the date on the front of this Reoffer Prospectus.

                              AVAILABLE INFORMATION

The  Company is  subject  to the  informational  requirement  of the  Securities
Exchange Act of 1934 as amended, (the "Exchange Act") and in accordance therewith files reports and other information with the Securities and Exchange Commission. The Company has filed all reports required of it for at least the twelve months preceding this filing. Such reports, proxy statements, and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission (the "Commission") in Washington D.C. at 450 Fifth Street, N.W., 20549, and at the following regional offices located at 26 Federal Plaza, Room 1100, New York, New York 10278; 219 Dearborn Street, Room 1228, Chicago, Illinois, 60604; and at 410 Seventeenth Street, Suite 700, Denver Colorado 80202. Copies of these materials can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W. Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. Information about the Company is also available on the Internet at the Commission's Web site http://www.sec.gov in the EDGAR Database.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The following documents that the Company filed with the Commission are hereby incorporated by reference into this Prospectus:

     1. The Company's Amended Annual Report on Form 10-KSB for the fiscal year ended September 30, 1999 filed January 25, 2000 .

     2. All reports filed by the Company with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act of 1934, as amended (the "Exchange Act"), since the end of the fiscal year ended September 30, 1999.

     3. The description and specimen certificate of the Common Stock contained in the Company's Form S-2 Registration Statement filed on August 8, 1980 under the Securities Act, including any amendment or report filed for the purpose of updating such description.

     4. The Company's Forms S-8 filed December 15, 1999 and March 24, 2000.

All documents that the Company subsequently files with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering of the Shares, shall be deemed to be incorporated by reference into this Prospectus.

The Company will provide, without charge, to each person to whom a copy of this Prospectus is delivered, upon the oral or written request of such person, a copy of any and all information incorporated by reference into this Prospectus. Requests for such information may be directed to the Company's CEO, Mr. Joe Bill Bennett , at 5416 Birchman Avenue, Fort Worth, TX 76107.

                                  RISK FACTORS

The Shares offered hereby are speculative and involve a high degree of risk. Accordingly, in analyzing this offering, prospective investors should carefully consider the following factors, among others, relating to the Company. Readers are urged to carefully review and consider the various disclosures made by the Company in this Prospectus and in the Company's other Reports filed with the SEC that attempt to advise interested parties of the risks and factors that may affect the Company's business.

Nature of the Company's Business. The nature of the Company's business is inherently risky. The Company, along with its wholly owned subsidiaries, is a developmental global resource company engaged in oil and gas exploration. In addition to exploration and development of new properties, the Company redevelops currently producing oil and gas fields, and researches and develops exploration and recovery technologies, including the manufacture of new, cutting-edge oil recovery equipment. The Company's existing proved producing oil and natural gas reserves and its production there from are located in a single field which consists of 4,500 acres and contains 650 wells. Accordingly, to the extent that the Company experiences any operating difficulties in connection with such wells or that the estimated proved reserves attributable thereto are less than those that are currently estimated to exist, the Company could be adversely affected. Moreover, the Company's future success as an oil and natural gas producer, as is generally the case in the industry, depends upon its ability to find, develop and acquire additional oil and natural gas reserves that are economically recoverable. Except to the extent that the Company conducts successful development activities or acquires properties containing proved reserves, the Company's proved reserves will generally decline as reserves are produced. There can be no assurance that the Company will be able to locate additional reserves or that the Company will drill economically productive wells or acquire properties containing proved reserves.

Need for Additional Funding. The Company's business activity has stagnated due to current limited capital resources and cash flow. The growth of the Company's business will require substantial capital initially, and there is no assurance that any such required additional capital will be available. The Company's ability to meet any future debt service obligations will be dependent upon the Company's future performance, which will be subject to oil and natural gas prices, level of production, general economic conditions and financial, business and other factors affecting the operations of the Company, many of which are beyond its control. There can be no assurance that the Company's future performance will not be adversely affected by such changes in oil and natural gas prices and/or production nor by such economic conditions and/or financial, business and other factors. In addition, there can be no assurance that the Company's business will generate sufficient cash flow from operations or that future bank credit will be available in an amount to enable the Company to service its indebtedness or make necessary expenditures. In such event, the Company would be required to obtain such financing from the sale of equity securities or other debt financing. There can be no assurance that any such financing will be available on terms acceptable to the Company. Should sufficient capital not be available, the Company may not be able to continue to implement its business strategy. There is also no assurance that the Company will not pursue, from time to time, opportunities to acquire oil and natural gas properties and businesses that may utilize the capital currently expected to be available for its present operations. The amount and timing of the Company's future capital requirements, if any, will depend upon a number of factors, including drilling costs, transportation costs, equipment costs, marketing expenses, staffing levels and competitive conditions, and any purchases or dispositions of assets, many of which are not within the Company's control. Failure to obtain any required additional financing could materially adversely affect the growth, cash flow and earnings of the Company. In addition, the Company's pursuit of additional capital could result in the incurrence of additional indebtedness or potentially dilutive issuances of additional equity securities.

History of Losses. The Company had a net loss of $546,348 for the three months ended December 31,1999, and net losses of $3,214,670 and $2,695,817, for the years ended September 30, 1999 and 1998, respectively. The Company may continue to incur net losses and, to the extent that natural gas and crude oil prices remain low, such losses may be substantial. Other factors that could cause additional losses are potential failure to achieve, and potential delays in achieving, expected production from existing and future oil and gas development projects; potential disruption or interruption of the company's production, manufacturing or transportation facilities due to accidents or political events; potential disruption to the company's operations due to untimely or incomplete resolution of Year 2000 issues by the company and other entities with which it has material relationships; potential liability for remedial actions under existing or future environmental regulations; and potential liability resulting from pending or future litigation.

Business Strategy. The Company's operations are subject to the risks and uncertainties associated with drilling for, producing and transporting of oil and natural gas. The Company's future ability to market its natural gas and oil production will depend upon the availability and capacity of natural gas gathering systems and pipelines and other transportation facilities. Federal and state regulation of oil and natural gas production and transportation, general economic conditions, changes in supply and in demand all could materially adversely affect the Company's ability to market its oil and natural gas production. Additionally, the Company's business strategy includes focused acquisitions of producing oil and natural gas properties. Due to the complex variables encountered in evaluating the potential of any such acquisition, there can be no assurance that oil and natural gas properties acquired by the Company will achieve desired profitability objectives. The Company must incur significant expenditures for the identification and acquisition of properties and for the drilling and completion of wells. The Company's drilling involves numerous risks, including the risk that no commercially productive natural gas or oil reservoirs will be encountered. There can be no assurance as to the success of the Company's future drilling activities.

Uncertainty of Estimates of Oil and Natural Gas Reserves. Numerous uncertainties are inherent in estimating quantities of proved oil and natural gas reserves, including many factors beyond the control of the Company. Estimates of the Company's proved oil and natural gas reserves and the estimated future net cash flows and revenue therefrom are based upon reports of the Company's independent petroleum engineers (Ultra Engineering). Such reports rely upon various assumptions, including assumptions required by the Securities and Exchange Commission as to constant oil and natural gas prices, drilling and operating expenses, capital expenditures, taxes and availability of funds and such reports should not be construed as the current market value of the estimated proved reserves. The process of estimating oil and natural gas reserves is complex, requiring significant decisions and assumptions in the evaluation of available geological, engineering and economic data for each reservoir. As a result, such estimates are inherently an imprecise evaluation of reserve quantities and the future net revenue therefrom.

Geographic Concentration of Operations. Virtually all of the Company's current operations are located in Texas and Australia. Because of this concentration, any regional events that increase costs or competition, reduce availability of equipment or supplies, reduced demand or limit production will impact the Company more adversely than if the Company were geographically diversified.

Operating Hazards and Uninsured Risks. The Company's operations are subject to the risks inherent in the oil and natural gas industry, including the risks of fire, explosions, blow-outs, pipe failure, abnormally pressured formations and environmental accidents such as oil spills, gas leaks, ruptures or discharges of toxic gases, brine or well fluids into the environment (including groundwater contamination). The occurrence of any of these risks could result in substantial losses to the Company due to injury or loss of life, severe damage to or destruction of property, natural resources and, equipment, pollution or other environmental damage, clean-up responsibilities, regulatory investigation and penalties and suspension of operations. In accordance with customary industry practice, the Company maintains insurance against some, but not all, of the risks described above. There can be no assurance that any insurance maintained by the Company will be adequate to cover any such losses or liabilities. Further, the Company cannot predict the continued availability of insurance, or availability at commercially acceptable premium levels. The Company does not carry business interruption insurance. Losses and liabilities arising from uninsured or under-insured events could have a material adverse effect on the financial condition and operations of the Company.

Substantial Competition. The oil and natural gas industry is highly competitive and there are many other companies engaged in the oil and natural gas business. The Company is likely to encounter substantial competition from major oil companies, other independent oil and natural gas concerns and individual producers and operators in acquiring oil and natural gas properties suitable for exploration and development. Many of the companies with which the Company competes have substantially greater financial, technical and other resources and may have greater experience in the oil and natural gas business than the Company. Therefore, competitors may be able to pay more for desirable leases and to evaluate, bid for and purchase a greater number of properties or prospects than the financial or personnel resources of the Company will permit.

Limited Market for Stock. Our stock is presently trading on the OTC bulletin board maintained by Nasdaq under the symbol PWRX. Nevertheless, there has been limited volume in trading in the public market for the common stock, and there can be no assurance that a more active trading market will develop or be sustained. The market price of the shares of common stock is likely to be highly volatile and may be significantly affected by factors such as fluctuations in our operating results, announcements of technological innovations or new products and/or services by us or our competitors, governmental regulatory action, developments with respect to proprietary rights and general market conditions.

Volatility of Stock Price. The market price for shares of the Common Stock has varied significantly and may be volatile depending on news announcements or changes in general market conditions. In particular, news announcements, quarterly results of operations, competitive developments, litigation or governmental regulatory action impacting the Company may adversely affect the Common Stock price. In addition, because the number of shares of Common Stock held by the public is relatively small, the sale of a substantial number of shares of the Common Stock in a short period of time could adversely affect the market price of the Common Stock.

No Dividends. The Company has never paid cash dividends on its Common Stock and does not anticipate paying cash dividends on its Common Stock in the next year. The Company plans on paying dividends as it becomes more profitable, but until this occurs, the Company's Common Stock is not a suitable investment for persons requiring current income.

Dependence on Management. The Company is substantially dependent upon three key individuals within its management, M.O. Rife III, Joe Bennett, and Mark Zouvas. The loss of the services of any one of these individuals could have a material adverse impact upon the Company.

Conflicts of Interest. Our officers and directors may have conflicts of interest. Officers and directors of the Company may in the future participate in business ventures which could be deemed to compete directly with the Company. Additional conflicts of interest and non-arms length transactions may also arise in the future in the event the Company's officers or directors are involved in the management of any firm with which the Company transacts business.

USE OF PROCEEDS

The Company will not receive any of the proceeds form the sale of shares of common stock by the Selling Shareholders.

SELLING SECURITY HOLDERS

The Shares of the Company to which this Reoffer Prospectus relates are being registered for reoffers and resales by the Selling Shareholders, who acquired the Shares pursuant to the Company's Stock Benefit Plan for employment and consulting services they provided to the Company. The Selling Shareholders may resell all, a portion or none of such Shares from time to time.

The shareholders selling shares under this registration reserve the sole right to accept or reject, in whole or in part, any proposed sale of shares.

The table below sets forth with respect to the Selling Shareholders, based upon information available to the Company as of May 23, 2000, the number of Shares owned, the number of Shares registered by this Reoffer Prospectus and the number and percent of outstanding Shares that will be owned after the sale of the registered Shares assuming the sale of all of the registered Shares.


Selling                  Number of Shares        Number of Shares        Number of Shares         Percentage of
Shareholders             Owned Before Sale       Registered by           Owned After Sale         Shares Owned after
                                                 Prospectus                                       Sale (1)
Richard D. Surber        102,887(2)              30,000*                 72,887(2)                Less than 1%
Joe Bill Bennett         63,668                  30,000*                 63,668                   Less than 1%
Mark Zouvas              23,175                  30,000*                 23,175                   Less than 1%
M. O. Rife III           37,000                  30,000*                 37,000                   Less than 1%

(1) Based upon 20,452,121 shares outstanding as of May 23, 2000.
(2) Includes 45,000 shares owned by Hudson Consulting Group, Inc., which shares are beneficially attributed to Mr. Surber as president of Hudson Consulting Group, Inc., and 2,887 shares owned by CyberAmerica Corporation, which shares are beneficially attributed to Mr. Surber as president of CyberAmerica Corporation. * The 30,000 shares each being sold by Joe Bill Bennett, Mark Zouvas and M. O. Rife III are shares to be issued pursuant to an employee benefit plan of the Company, which shares are to be issued pursuant to the Company's S-8 Registration filed March 24, 2000 and sold pursuant to this offering. The 30,000 shares being sold by Mr. Surber were previously issued under the Company's Employee Benefit Plan. The Corporation's common stock trades on the NASD OTC:BB under the symbol "PWRX", the closing price per share of the common stock was reported as $5.00 on June 2, 2000.

PLAN OF DISTRIBUTION

The Selling Shareholders may sell the Shares for value from time to time under this Reoffer Prospectus on one or more transactions on the Over-the-Counter
Bulletin Board maintained by Nasdaq, or other exchange, in a negotiated transaction or in a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at prices otherwise negotiated. Such sales may be made through Broker-Dealers, Agents or directly to one or more purchasers. Such sales shall be in compliance with all of the requirements of Rule 144(e). The Selling Shareholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of the Shares for whom such broker-dealers may act as agent (which compensation may be less than or in excess of customary commissions).

The Selling Shareholders and any broker-dealers that participate in the distribution of the Shares may be deemed to be "underwriters within the meaning of Section 2(11) of the 1933 Act, and any commissions received by them and any profit on the resale of the Shares owned by them may be deemed to be underwriting discounts and commissions under the 1933 Act. All selling and other expenses incurred by the Selling Shareholders will be borne by the Selling Shareholders. There is no assurance that the Selling Shareholders will sell all or any portion of the Shares offered. The Company will pay all expenses in connection with this offering and will not receive any proceeds from sale of any shares by the Selling Shareholders.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that is has reasonable grounds to believe that it has prepared this document in accordance with Part 1 of Form S-3 and has duly caused this registration statement to be signed by the undersigned, thereunto duly authorized, in the City of Fort Worth, Texas, on May 23, 2000.

                                                  Power Exploration, Inc.

                                                  By: /s/Joe Bill Bennett
                                                     -----------------------
                                                    Joe Bill Bennett, as CEO


                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Joe Bill Bennett with power of substitution, as his attorney-in-fact for him, in all capacities, to sign any amendments to this registration statement and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitutes may do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature                     Title                                Date

/s/Joe Bill Bennett           Director and CEO                    May 23, 2000
-------------------
Joe Bill Bennett



 /s/M. O. Rife, III           Director and Chairman               May 23, 2000
-------------------
M. O. Rife, III



 /s/James McGowan             Director                            May 23, 2000
-------------------
James McGowan

/s/Richard Surber             Director                           May 23, 2000
------------------
Richard Surber



/s/Charles Barnhill          Director                           May 23, 2000
------------------
Charles Barnhill



/s/Reginald Davis            Director                           May 23, 2000
------------------
Reginald Davis



/s/Mark Zouvas                CFO                                May 23, 2000
------------------
Mark Zouvas